AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NEW JERSEY MINING COMPANY

The undersigned officer of New Jersey Mining Company, an Idaho Corporation (the "**Corporation**"), on behalf of the Corporation, hereby certifies that: the following correctly sets forth the Amended and Restated Articles of Incorporation of the Corporation; the Amended and Restated Articles of Incorporation consolidate all amendments into a single document; and that the Amended and Restated Articles of Incorporation comply with laws pertinent to corporations in the state of Idaho. The Amended and Restated Articles of Incorporation shall completely supersede the Corporation's prior Articles of Incorporation and any amendments thereto. The undersigned further certifies the amendments contained herein have been duly approved by the board of directors and the shareholders as of October 6, 2021 in the manner required by Idaho Code §30-29-1003 and the Corporation's Articles of Incorporation, as amended.

ARTICLE I
Name; Principal Office

The name of this corporation is: **Idaho Strategic Resources, Inc.** The principal place of business of the Corporation, subject to change by the Board of Directors, is 201 N. 3rd Street, in the City of Coeur d'Alene, County of Kootenai, State of Idaho, and the resident agent in charge thereof is John F. Ferguson. 83814

ARTICLE II
Authorized Capital

A. Classes of Shares. This Corporation will have authority to issue two classes of stock, designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation will have authority to issue is Two Hundred One Million (201,000,000), Two Hundred Million (200,000,000) shares of which will be Common Stock having no par value, and One Million (1,000,000) shares of which will be Preferred Stock having no par value. Each share of any one class of stock will be identical to each other share of that class, except that in the case of shares of Preferred Stock, the dates from which dividends will begin to accumulate may vary.

B. Reverse Stock Split. Pursuant to Idaho Code §30-29-1006 and §30-29-1007, the following amendments to Article II are hereby made to insert the following Section B immediately following Section A:

Effective upon the filing date of these Restated Articles of Incorporation (the "**Effective Time**"), every fourteen (1) shares of the Corporation's issued and outstanding Common Stock that are issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action on the part of the Corporation or the

holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation's Common Stock, having no par value, provided that in the event a shareholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article, after aggregating all such fractions of a share, such shareholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.

The Corporation, or the Corporation's transfer agent acting on the Corporation's behalf, shall provide certificates representing the split, consolidated and reclassified shares of Common Stock of the Corporation in exchange for and upon receipt and surrender of certificates representing shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, certificates representing shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time until they are surrendered shall represent only the right of the holders thereof to receive shares of the split, consolidated and reclassified shares of Common Stock of the Corporation resulting from the Reverse Stock Split.

C. Preferred Shares. The Board of Directors is authorized, subject to limitations prescribed by law, these Articles of Incorporation and the provisions of this subsection C, to provide for the issuance of the preferred shares in series, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates;

3. Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

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7. Any other relative rights, preferences and limitations of that series; and

8. Filing Articles of Amendment with the Secretary of State without shareholder approval setting forth the rights, preferences and limitations of any series of preferred stock.

C. Dividends. Dividends on outstanding preferred shares shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the common shares with respect to the same dividend period.

ARTICLE III
No Preemptive Rights

The owners of shares of stock of this corporation shall not be entitled to preemptive rights to subscribe for or purchase any part of new or additional issues of stock or securities convertible into stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends or otherwise.

ARTICLE IV
Noncumulative Voting

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election he or she has a right to vote, but no shareholder shall be entitled to cumulate his or her votes.

ARTICLE V
Bylaws

The board of directors shall have full power to adopt, alter, amend, or repeal the bylaws or adopt new bylaws, subject to repeal or change by action of the shareholders. Nothing herein shall deny the concurrent power of the shareholders to alter, amend, or repeal the bylaws or adopt new bylaws.

ARTICLE VI
Amendment of Articles

This corporation reserves the right to amend, alter, change, or repeal any provisions contained in its articles of incorporation in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of this corporation are granted subject to this reservation.

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ARTICLE VII
Transactions with Interested Parties

No contracts or other transactions between this Corporation and any other corporation, and no act of this Corporation shall in any way be affected or invalidated by the fact that any director of this Corporation is pecuniarily or otherwise interested in, or is a trustee, director, or officer of, such other corporation. Any director, individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contracts or transactions of the Corporation; provided, that the fact that such director or such firm is so interested shall be disclosed to or shall have been known by the board of directors or a majority thereof.

ARTICLE VIII
Directors

The number of directors of this corporation shall be determined in the manner provided by this Corporation's Bylaws and may be increased or decreased from time to time in the manner provided therein.

At such time when the Board of Directors shall consist of nine (9) or more members, in lieu of electing the whole number of Directors annually, the directors shall be divided into three (3) classes, each class to contain one-third of the total members, or as near as may be, the term of office of Directors of the first class to expire at the first annual meeting of shareholders after the election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting after such classification the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting if there be three (3) classes.

ARTICLE IX
Action by Written Consent of Shareholders

Any action required or permitted by the Idaho Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the corporation for filing by the corporation with the minutes or corporate records.

ARTICLE X
Director Liability; Indemnification

This corporation shall provide any indemnification allowed by the Idaho Business Corporation Act and shall indemnify directors., officers, agents and employees as follows:

1. To the fullest extent now or hereafter permitted by applicable law, this corporation shall indemnify its officers and directors whether they are serving the corporation or, at its request, any other entity, as an officer, director or in any other capacity.

2. This corporation may indemnify other employees and agents to the extent as may be authorized by the Board of Directors or the Bylaws and be permitted by law, whether the employees and agents are serving this corporation or, at its request, any other entity.

3. The Board of Directors may take such action as is necessary to carry out thes indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts in implementing such provisions, including, but not limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made, or such further indemnification agreements as may be permitted by law.

4. The forgoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any statute, provision or the Articles of Incorporation, Bylaws or other agreements.

5. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed this 19th day of October, 2021.

NEW JERSEY MINING COMPANY

By: John Swallow
Chairman and Chief Executive Officer